Exhibit 99.1

Digital Recorders, Inc. Clarifies Third Quarter Preliminary Estimates; Third Quarter and Fiscal Year Expected to be Profitable

    DALLAS--(BUSINESS WIRE)--Oct. 17, 2003--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today third quarter 2003 revenues are preliminarily projected to be approximately $10.6 million, as compared to $11.04 million for the same period in fiscal year 2002; final third quarter results will be announced on or about Tuesday, Nov. 11, 2003.

    THIRD QUARTER 2003

    "We expect the third quarter to be profitable even though we were below our target revenue range for the quarter due to delays in expected orders, as well as an unexpected, short-term disruption in order flow from some of our international customers. We are progressing steadily on our plans to achieve on-going profitability this year and beyond. Those plans include actions in virtually all areas affecting profitability, including marketing, product costs reductions, and operating expenses. These actions started benefiting the bottom line this quarter," David L. Turney, the Company's Chairman, Chief Executive Officer and President, said.

    FISCAL YEAR 2003 OUTLOOK

    "The Company's fiscal year 2003 revenue range is presently projected to be in the $47.2 million to $49 million range, and we expect 2003 to be profitable. We remain concerned that some orders may not be received in a timely fashion for shipping to take place in 2003, which is why we have projected a more cautionary revenue range," Mr. Turney said.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems - enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lender. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com